Ur-Energy Provides 2014 Q2 Operational Results

Littleton, Colorado (PR Newswire – July 16, 2014) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) provides the following report of operational results for second quarter 2014.

Operational Highlights for Lost Creek

	Units	Quarter		YTD
		2014 Q1	2014 Q2	2014

U3O8 Captured	(‘000 lbs)	198.6	116.7	315.3
U3O8 Dried & Drummed	(‘000 lbs)	171.2	133.7	304.9
U3O8 Sold	(‘000 lbs)	110.0	207.8	317.8

Average Flow Rate	(gpm)	1,103	803	952
U3O8 Head Grade	(mg/l)	179	152	165
Average U3O8 Daily Production	(lbs/day)	2,206	1,282	1,742

Lost Creek Uranium Production and Sales

During Q2 2014, production rates at the Lost Creek Project were controlled at levels that allowed the Company to fulfill its contractual sales requirements without participating in the uranium spot market. The quarter featured further increased levels of product sales at 208,000 pounds U3O8. The product was sold to our customer(s) under contractual terms at an average price of $34.64 per pound, which represents a premium to the average spot market price during the quarter of approximately 20%. Quarterly product sales revenues totaled US$7.2 million.

Production flow was sourced from five header houses in the first mine unit. No new production areas were required or activated during the quarter. Plant head grades continued to be significantly higher than projected while production flow rates were deliberately curtailed. As previously reported, the production flow was controlled at a lower rate than budgeted during April to effectively manage the processing rate, while plant and auxiliary system commissioning continued and operational issues were addressed. For the quarter, 116,707 pounds of U3O8 were captured within the Lost Creek plant. Product inventory levels were drawn down as 133,685 pounds U3O8 were packaged in drums and 163,748 pounds U3O8 of drummed inventory were shipped from Lost Creek.

Guidance for Second Half of 2014

As announced by the Company on May 22, 2014, Ur-Energy has secured sales commitments of approximately 518,000 pounds U3O8 at an average sales price of $51.10 per pound for 2014. Deliveries during Q2 2014 corresponded to the lower price contracts. During the second half of 2014, the Company will deliver production to significantly higher priced contracts, which were based upon long-term pricing in effect in 2011 and 2012. The Q3 2014 production target for Lost Creek is 200,000 pounds U3O8 dried and drummed so that the Company can make timely delivery of its remaining sales obligations for the year.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., timing and results of continuing commissioning efforts at the Lost Creek facility; ability to timely deliver into existing contractual obligations) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.